Exhibit 99.1

RLHC Completes Sale of Hotel RL Salt Lake City for $33 Million

DENVER (December 20, 2019) — RLH Corporation (NYSE:RLH) announced that it has closed on the sale of its Hotel RL Salt Lake City for $33 million in gross proceeds.

The Hotel RL Salt Lake City was held in a joint venture with a secured debt agreement for a term loan principal of $11.0 million. RLHC will receive approximately $12.0 million in net proceeds after closing costs, the repayment of property level mortgage debt and distributions to its joint venture partner. Net proceeds to RLHC will be used to retire corporate level term debt of $2.4 million, while the remaining cash will be used for operating purposes and reduction of the corporate line of credit.

This transaction marks the second closing of four hotels that were announced in September 2019 as under contract to be sold. The net proceeds from the sales of the Atlanta and Salt Lake hotels are $16.8 million, after application to hotel and corporate debt. Subsequent to the sales of the Atlanta and Salt Lake City hotels, the Company’s outstanding debt is comprised of a $10 million line of credit and hotel property level debt of $23.1 million on the Olympia, Washington and Washington, D.C. hotels which are held in joint ventures.

The Company expects to complete the sale of the remaining two hotels by the end of Q1 2020. The completed sales of all four hotels are expected to generate net proceeds to RLHC of $32 million to $36 million after hotel debt repayments and joint venture distributions.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Nikki Sacks

203-682-8263

investorrelations@rlhco.com

Media Contact:

Roxanne Rabasco

303-459-4192

Roxanne.Rabasco@rlhco.com